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                                                                    EXHIBIT 99.1



                               CUMULUS MEDIA INC.
       Cumulus Media Inc. and Investor Group to Acquire Susquehanna Radio

         Atlanta, GA - October 31, 2005 - Cumulus Media Inc. (NASDAQ: CMLS), the second largest radio operator in the United States based on station count, today announced the formation of Cumulus Media Partners, LLC, a newly formed private partnership created by Cumulus Media Inc., Bain Capital, The Blackstone Group and Thomas H. Lee Partners, to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. Cumulus Media Partners has entered into a definitive agreement to acquire Susquehanna Radio for approximately $1.2 billion. Cumulus Media Inc. will provide management services to the partnership. The transaction is expected to be completed in the first half of 2006.

         Susquehanna Radio is the largest privately owned radio broadcasting company in the United States and the 11th largest radio station operator in terms of revenue. The group consists of 33 radio stations in 8 markets including: San Francisco, Dallas, Houston, Atlanta, Cincinnati, Kansas City, Indianapolis and York, Pennsylvania.

          Cumulus Media Inc. will contribute its two FM stations in Houston and two FM stations in Kansas City, in return for its membership interest in the partnership. Cumulus Media Inc. will initially own approximately 25% of Cumulus Media Partners, with performance incentives that can increase that stake up to approximately 40%. Pursuant to a management agreement, Cumulus Media Inc. will be paid a quarterly management fee.

         Cumulus Media Inc. Chairman and CEO, Lew Dickey stated, "Susquehanna is one of the radio industry's most admired companies because of the quality of its assets and the quality of its people. We look forward to partnering with the management and employees of Susquehanna to continue their great tradition of serving listeners, advertisers and communities. The formation of Cumulus Media Partners has also helped us accomplish our goals of monetizing our station assets in Houston and Kansas City and enabling our shareholders to benefit from the next wave of industry consolidation."

         Cumulus Media Partners is receiving debt financing for the acquisition from Deutsche Bank, Merrill Lynch, Goldman Sachs, and UBS. Additionally, Deutsche Bank Securities Inc. acted as exclusive financial advisor to Cumulus Media Inc. Deutsche Bank Securities and Goldman Sachs acted as financial advisors to Cumulus Media Partners. Jones Day acted as legal counsel for Cumulus Media Inc. and Cumulus Media Partners in connection with the transaction, and Simpson Thacher & Bartlett LLP acted as legal counsel for the investor group. UBS Investment Bank acted as exclusive financial advisor to Susquehanna Pfaltzgraff.

         Separately today, it was also announced that Susquehanna Pfaltzgraff Co. has agreed to sell Susquehanna Communications, the Cable Television and Broadband services division of Susquehanna Pfaltzgraff, to Comcast Corporation.

Conference Call

         Cumulus Media Inc. will host a teleconference today at 9:00 a.m. Eastern Time to provide additional information about this transaction. To access the teleconference live, domestic and international callers should dial (913) 981-4901. Approximately one hour after completion of the call, a replay can be accessed until November 14, 2005. Domestic and international callers can access the replay by dialing (719) 457-0820, pass code 5764730.

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About Cumulus Media Inc.

          Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media Inc., directly and through its investment in Cumulus Media Partners, will own and operate 343 radio stations in 67 U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.

About Bain Capital

         Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital, venture capital and public equity with more than $26 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies in a variety of industries around the world, including such leading media and communications companies as Warner Music Group, ProSiebenSat.1 Media AG, and Houghton Mifflin. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

About The Blackstone Group

         The Blackstone Group, a global investment and advisory firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Paris and Mumbai, was founded in 1985. The firm has raised a total of approximately $34 billion for alternative asset investing since its formation. Over $14 billion of that has been for private equity investing, including Blackstone Capital Partners IV, one of the largest institutional private equity funds ever raised at $6.45 billion. www.blackstone.com.

 About Thomas H. Lee Partners

         Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include American Media Inc., Grupo Corporativo Ono, Houghton Mifflin, Michael Foods, National Waterworks, Nortek, ProSiebanSat.1 Media, Rayovac, Simmons Company, Transwestern Publishing, Warner Chilcott and Warner Music.

         Statements in this release may constitute "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include our success in executing and integrating acquisitions, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus' filings with the Securities and Exchange Commission, including Cumulus' Form 10-K for the year ended December 31, 2004. Cumulus assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

For further information, please contact:

Marty Gausvik           (404) 949-0700